Exhibit 99.1

FOR IMMEDIATE RELEASE Contact: Michael DeVeau Head of Investor Relations and Communications & Divisional CFO, Scent 212.708.7164 Michael.DeVeau@iff.com

IFF Elects Dr. Li-Huei Tsai to Board of Directors

NEW YORK, NY – October 30, 2019 – IFF (NYSE: IFF) (Euronext Paris: IFF) (TASE: IFF), a leading innovator of taste, scent, nutrition, announced that Dr. Li-Huei Tsai, Picower Professor and Director of the Picower Institute for Learning and Memory at the Massachusetts Institute of Technology, was elected to the Company’s Board of Directors, effective immediately. Dr. Tsai will also be a member of the Company’s Compensation Committee.

“Dr. Tsai is an exceptionally talented individual and we’re pleased she is joining IFF’s Board,” said IFF Chairman and CEO Andreas Fibig. “Her experience will be incredibly valuable to our innovation and R&D activities. We believe her scientific knowledge will complement the talent we currently have among our directors and add diversity of viewpoint and background, strengthening our Company.”

Dr. Tsai was named Director of the Picower Institute for Learning and Memory in June 2009. She is responsible for overseeing the activities and research initiatives of the center, and leading the many scientists dedicated to understanding the mechanisms that drive learning and memory. During her 10-year tenure, Dr. Tsai has been cited as a pioneer in the field of Alzheimer’s research and her efforts have earned her numerous awards.

Dr. Tsai is co-founder of Cognito Therapeutics, a company focused on developing a device-based approach to treating Alzheimer’s. She is a member of the Broad Institute, launched in 2004 to improve human health and lay a foundation for a new generation of therapies. Previously, Dr. Tsai was an investigator at Howard Hughes Medical Institute and she served as a Professor in the Department of Pathology at Harvard Medical School from 1994 to 2006.

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Dr. Tsai received her Ph.D degree from the University of Texas Southwestern Medical Center at Dallas, and postdoctoral training at Cold Spring Harbor Laboratory and Massachusetts General Hospital.

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Welcome to IFF

At IFF (NYSE:IFF) (Euronext Paris: IFF) (TASE: IFF), we’re using Uncommon Sense to create what the world needs. As a collective of unconventional thinkers and creators, we put science and artistry to work to create unique and unexpected scents, tastes, experiences and ingredients for the products our world craves. Learn more at iff.com, Twitter , Facebook, Instagram, and LinkedIn.